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RELEASE:  IMMEDIATE

                GETTY REALTY CORP. ANNOUNCES INCREASE IN REGULAR
             QUARTERLY COMMON STOCK DIVIDEND AND REDEMPTION OF ITS
         SERIES A PARTICIPATING CONVERTIBLE REDEEMABLE PREFERRED SHARES

JERICHO, N.Y., August 11, 2003 -- Leo Liebowitz, President and Chief Executive Officer of Getty Realty Corp. (NYSE -- GTY), reported that, at a special Board of Directors meeting held on August 8, 2003, the Directors authorized a regular quarterly Common Stock dividend in the amount of $.4250 per share payable on October 9, 2003, to holders of record as of the close of business on September 25, 2003, which is an increase of $.0125 per share over the prior Common Stock dividend.

         Mr. Liebowitz also reported that the Directors, at that meeting, approved the redemption of all 2,822,976 shares of the Company's issued and outstanding Series A Participating Convertible Redeemable Preferred Shares ("Preferred Stock") on September 24, 2003. Upon redemption, holders of Preferred Stock (NYSE -- GTY PrA) will receive $25.00 for each share of Preferred Stock that is redeemed, plus a mandatory redemption dividend of $.27118 per share (representing accrued dividends through the call date), that also was authorized by the Directors on August 8th. All dividends on the Preferred Stock shall cease to accrue on the call date.

         Holders of the Preferred Stock, in lieu of redemption, may exercise their right to convert their shares into the Company's Common Stock at any time prior to 5:00 p.m. Eastern Daylight Time on the September 24, 2003 call date, at a conversion rate of 1.1312 shares of Getty Realty Corp. Common Stock for each share of Preferred Stock so converted. Upon conversion, the Company will pay cash in lieu of fractional shares of Common Stock. Holders of the Preferred Stock who elect to convert their shares to Common Stock and who are holders of record of the Common Stock as of the close of business on September 25, 2003, will receive the Common Stock dividend authorized on August 8th.

         Separately, Mr. Liebowitz announced that the each of the members of the Board of Directors who own Preferred Stock, including himself, will convert those shares of Preferred Stock into shares of Common Stock prior to September 24, 2003. Collectively, the Directors beneficially own approximately 40% of the outstanding shares of the Preferred Stock, which will be converted into approximately 1,295,000 shares of Common Stock. Mr. Liebowitz commented that he anticipates that a significant number of holders of the Preferred Stock will exercise their right to convert their Preferred Stock into shares of the Company's Common Stock.

         Getty Realty Corp. is a real estate investment trust specializing in the ownership and leasing of retail motor fuel and convenience store properties as well as petroleum

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distribution terminals. The Company owns and leases approximately 1,100 properties in the Eastern United States.

         CERTAIN STATEMENTS IN THIS NEWS RELEASE MAY CONSTITUTE "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN USED HEREIN, THE WORDS "BELIEVES", "EXPECTS", "PLANS", "ESTIMATES" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.